                                                                    EXHIBIT 12.1

                          ARCHSTONE COMMUNITIES TRUST
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                         (Dollar amounts in thousands)

                                  (Unaudited)


                                                  Six Months Ended
                                                      June 30,                       Twelve Months Ended December 31,
                                                --------------------   ------------------------------------------------------------
                                                  1998        1997        1997 (1)      1996        1995        1994         1993
                                                --------    --------   -----------    --------    --------    --------     --------
Earnings from operations......................  $ 57,347    $ 43,341   $    24,686    $ 94,089    $ 81,696    $ 46,719     $ 23,191
Add:
 Interest expense.............................    31,629      29,759        61,153      35,288      19,584      19,442        3,923
                                                --------    --------   -----------    --------    --------    --------     --------
Earnings as adjusted..........................  $ 88,976    $ 73,100   $    85,839    $129,377    $101,280    $ 66,161     $ 27,114
                                                ========    ========   ===========    ========    ========    ========     ========

Fixed charges:
 Interest expense.............................  $ 31,629    $ 29,759   $    61,153    $ 35,288    $ 19,584    $ 19,442     $  3,923

 Capitalized interest.........................    11,078       8,751        17,606      16,941      11,741       6,029        2,818
                                                --------    --------   -----------    --------    --------    --------     --------
  Total fixed charges.........................  $ 42,707    $ 38,510   $    78,759    $ 52,229    $ 31,325    $ 25,471     $  6,741
                                                ========    ========   ===========    ========    ========    ========     ========
Ratio of earnings to fixed charges............       2.1         1.9           1.1         2.5         3.2         2.6          4.0
                                                ========    ========   ===========    ========    ========    ========     ========


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(1)  Earnings from operations for 1997 includes a one-time, non-cash charge of
     $71.7 million associated with costs incurred in acquiring the management companies from an affiliate. Excluding this charge, the ratio of earnings to fixed charges for the year ended December 31, 1997 would be 2.0.